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                                                                EXHIBIT 99.3


                                   [Form Of]

         PRIVATE LOAN SERVICING AGREEMENT dated as of ________ 1, 1999, between EFG Student Loan Trust 1999-A (the "Owner"), and EFG Technologies Inc., as servicer (the "Servicer");

                                  WITNESSETH:

         WHEREAS the Owner desires to purchase and/or originate student loans that are not originated under the Higher Education Act of 1965, as amended;

         WHEREAS the Servicer is willing to service such student loans and undertake certain administrative functions with respect thereto.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

                                  ARTICLE I.

                             Definitions and Usage

         Capitalized terms used but not defined herein are in Appendix A to this Servicing Agreement, which also contains rules as to usage and construction that shall be applicable herein.

                                  ARTICLE II.

                       Custody of Financed Student Loans

         SECTION 2.1. Custody of Student Loan Files. To assure uniform quality in servicing the Student Loans and to reduce administrative costs, Owner hereby revocably appoints the Servicer as its agent, and the Servicer hereby accepts such appointment, to act for the benefit of the Owner as Custodian of the following documents or instruments with respect to each Student Loan:

         (a) the original fully executed copy of the note evidencing the Student Loan (including the original loan application fully executed by the Borrower); and

         (b) any and all other documents and computerized records that the Servicer shall keep on file, in accordance with its customary procedures, relating to such Student Loan or any Obligor with respect thereto.

         SECTION 2.2.  Duties of Servicer as Custodian

         (a) Safekeeping. The Servicer shall maintain custody of the Student Loan Files for the benefit of the Owner and maintain such accurate and complete accounts, records and computer systems pertaining to each Student Loan File. In performing its duties as custodian the Servicer shall act with reasonable care, using that degree of skill and attention that the Servicer exercises with respect to the student loan files relating to all comparable Student Loans that the

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Servicer services and shall ensure that it complies with all applicable
Federal and State laws, with respect thereto. The Servicer shall conduct, or cause to be conducted, periodic audits of the Student Loan Files held by it under this Agreement and of the related accounts, records and computer systems, in such a manner as shall enable Owner to verify the accuracy of the Servicer's record keeping. The Servicer shall promptly report to the Owner any failure on its part to hold the Student Loan files and maintain its accounts, records and computer systems as herein provided and promptly take appropriate action to remedy any such failure. Nothing herein shall be deemed to require an initial review or any periodic review by the Owner of the Student Loan Files.

         (b) Maintenance of Records. The Servicer shall maintain each Student Loan File at one of the locations specified in Schedule B to this Agreement or at such other office as shall be specified by written notice to the Owner not later than 90 days after any change in location. Upon reasonable prior notice of not less than three Business Days, the Servicer shall make available to the Owner or its duly authorized representatives, attorneys or auditors a list of locations of the Student Loan Files and the related accounts, records and computer systems maintained for Owner by the Servicer.

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         SECTION 2.3. Instructions: Authority to Act. The Servicer shall be deemed to have received proper instructions with respect to the Student Loan Files upon its receipt of written instructions signed by an officer of the Owner.

         SECTION 2.4. Custodian's Indemnification. The Servicer as Custodian shall pay for any actual loss, liability or expense, including reasonable attorneys' fees, that may be imposed on, incurred by or asserted against the Owner, or any of its officers, directors, employees and agents as a result of any gross negligence relating to the maintenance and custody by the Servicer as Custodian of the Student Loan Files as required by this Agreement where the final determination that any such gross negligence by the Servicer resulted in such loss, liability or expense is established by a court of law, by an arbitrator, or by way of settlement agreed to by the Servicer; provided, however, that the amount of any liability with respect to any Student Loan shall not exceed the amount that would have been paid if such Student Loan had been accepted and paid by the related Guarantor as a claim, and provided, further, that the Servicer shall not be liable to Owner for any portion of any such amount resulting from the willful misfeance, bad faith or negligence of the Owner.

         SECTION 2.5. Effective Period and Termination. The appointment of Loan Services as Custodian shall become effective as of the date of this Agreement and shall continue in full force and effect for so long as Loan Services shall remain the Servicer hereunder. If all the rights and obligations of Loan Services shall have been terminated under Section 6.01, the appointment of Loan Services as Custodian shall be terminated simultaneously with the effectiveness of such termination. As soon as practicable on or after any termination of such appointment and in any event within ninety (90) days, Loan Services shall deliver possession of the Student Loan Files to the Owner or Owner's designee at such place or places as the Owner may reasonably designate.

         SECTION 2.6. Sub-Custody Agreement. At the direction of the Owner, the Servicer agrees to enter into a Sub-Custody Agreement for the benefit of, and in form and substance satisfactory to, each creditor of the Owner

                                 ARTICLE III.

                 Administration and Servicing of Student Loans

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         SECTION 3.1. Duties of Servicer. The Servicer, for the benefit of the
Owner (to the extent provided herein), shall manage, service, administer and make collections on the Student Loans with reasonable care, using that degree of skill and attention that the Servicer exercises with respect to all comparable Student Loans that it services. Without limiting the generality of the foregoing or of any other provision set forth in this Agreement and notwithstanding any other provision to the contrary set forth herein, the Servicer shall manage, service, administer and make collections with respect to the Student Loans in accordance with, and otherwise comply with, all applicable Federal and state laws, including any applicable standards, guidelines and the applicable Guarantee Agreement, the failure to comply with which would adversely affect the eligibility of one or more of the Student Loans for Guarantee Payments. The Servicer agrees to service Serviced Loans in compliance with the Program Manual.

         The Servicer's duties shall include collection and posting of all payments, responding to inquiries of borrowers on such Student Loans, monitoring borrower's status, making required disclosures to borrowers, investigating delinquencies, sending payment coupons to borrowers and otherwise establishing repayment terms, reporting tax information to borrowers, if applicable, accounting for collections and furnishing monthly and annual statements with respect thereto to Owner. Subject to the provisions of section 3.2, the Servicer shall follow its customary standards policies and procedures in performing its duties as Servicer. Without limiting the generality of the foregoing, the Servicer is authorized and empowered to execute and deliver instruments, with respect to such Student Loans; provided; however, that the Servicer agrees that it will not (a) permit any rescission or cancellation of a Student Loan except as ordered by a court of competent jurisdiction or governmental authority or as otherwise consented to in writing by the Owner or (b) reschedule, revise, defer or otherwise compromise with respect to payments due on any Student Loan except pursuant to any applicable deferral or forbearance periods or otherwise in accordance with all applicable standards, guidelines and requirements with respect to the servicing of the Student Loans; provided further, however, that the Servicer shall not agree to any decrease of the interest rate on, or the principal amount payable with respect to, any Student Loan.

         The Servicer shall promptly and routinely furnish the Owner with copies of all material reports, records, and other documents and data as required by this Agreement. All material correspondence received by the Servicer relating to individual Student Loans shall be maintained in microcopy form or in summary form in an automated history file established by the Servicer. The Servicer shall furnish in good condition all forms and supplies as specified in this Agreement and any Schedules hereto. In performing its duties hereunder, the Servicer will be guided by and comply with the applicable requirements of the Guarantor. The Servicer agrees to produce a clear and precise audit trail for each Student Loan and to comply with such other reporting, servicing, and operating standards as are contained in this Agreement.

         The Owner hereby grants a power of attorney and all necessary authorization to the Servicer to maintain any and all collection procedures with respect to the Student Loans, including filing, pursuing and recovering claims against the Guarantors for Guarantee Payments and taking any steps to enforce such Students Loans such as commencing a legal proceeding to enforce a Student Loan in the name of the Owner. The Owner shall upon the

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written request of the Servicer furnish the Servicer with any other powers of attorney and other documents reasonably necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder.

         SECTION 3.2.  Collection of Student Loan Payments.

         (a) The Servicer shall make reasonable efforts (including all efforts that may be specified under any applicable Guarantee Agreement) to collect all payments called for under the terms and provision of the Student Loans as and when the same shall become due and shall follow such collection procedures as it follows with respect to all comparable Student Loans that it services. The Servicer shall allocate collections with respect to the Student Loans between principal and interest in accordance with the terms of each such Student Loan. The Servicer may in its discretion waive any late payment charge or any other fees that may be collected in the ordinary course of servicing a Student Loan.

         (b) The Servicer shall make reasonable efforts to claim, pursue and collect all Guarantee Payments from the applicable Guarantor pursuant to the Guarantee Agreement with respect to any of the Student Loans as and when the same shall become due and payable, shall comply with all applicable laws and agreements with respect to claiming, pursuing and collecting such payments and shall follow such practices and procedures as it follows with respect to all comparable guarantee agreements and private student loans that it services. In connection therewith, the Servicer is hereby authorized and empowered to convey to the Guarantor the note and the related Student Loan File representing any Student Loan in connection with submitting a claim to the Guarantor for a Guarantee Payment in accordance with the terms of the Guarantee Agreement.

         (c) The Owner shall upon the written request of the Servicer furnish the Servicer with any power of attorney and other documents reasonably necessary or appropriate to enable the Servicer to prepare and file such claims forms and other documents and filings.

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         SECTION 3.3. Realization upon Student Loans. The Servicer shall use reasonable efforts consistent with its customary servicing practices and procedures and including all efforts that may be specified under the Guarantee Agreement in its servicing of any delinquent Student Loans.

         SECTION 3.4. Servicing Fees. The fees for Servicer's services are listed on Schedule A to this Agreement. If neither party has given the other party notice of termination of this Agreement, the Servicer may submit to the Owner any proposed modification, amendments, or adjustment to the Servicing Fees; provided however, no change in Servicing Fees shall take place during the first twenty-four (224) months of this Agreement. The new Servicing Fees will be for a term of twenty-four (24) months and the new Servicing Fees will be effective the day following the date of expiration of the prior Servicing Fees. Servicer can terminate this Agreement in accordance with Section 5.05, with ninety (90) days written notice if no concurrence on revised fees is obtained.

         Special Services. Owner will compensate Servicer of the performance by the Servicer of additional services as provided by this paragraph. Additional services may include but are not limited to the following: packaging and/or transferring Student Loan documentation or Loans, conversion of the existing portfolio of the Owner to the Servicer's system, completing data sheets for the Owner to facilitate the entry of the Owner's existing Student Loans onto the Servicer's data processing system, ad-hoc computer reports, data processing expenses, costs of postage and shipping, travel expenses incurred by the Servicer for training, examining or reviewing Student Loans at other than the Servicer's offices, supporting audits conducted on the Servicer by or at the request of the Owner, and providing cure services on rejected Student Loans (non-Servicer error only). The Owner will also compensate the Servicer for other miscellaneous services provided by the 'Servicer as requested by the Owner, and for services to remedy the Owner's or previous owner's failure to perform due diligence and servicing in accordance with the Guarantor's requirements.

         The Servicer will invoice the Owner monthly for Servicing Fees. The Servicing Fees will be payable monthly and due within thirty (30) days from the date of the invoice.

         SECTION 3.5. Audits. The Servicer agrees to permit the Owner or its designated agent, at the expense of the Owner, at a reasonable time during regular business hours and upon at least seventy-two (72) hours notice, to examine and audit such information as is necessary for the purpose of verifying the information submitted to the Owner and reviewing the Servicer's operations with respect to the Serviced Loans. The Owner shall compensate the Servicer for services provided by the Servicer in support of the audit including but not limited to the providing of documents, reports, equipment, and/or research and consultation. The Owner may not use a competitor of the Servicer (as may reasonably be determined by the Servicer) to perform the audit. Access to Servicer's confidential or proprietary information is not allowed.

         SECTION 3.6. Access to Certain Documentation and Information Regarding Student Loans. Upon at least three Business Days' prior notice, the Servicer shall provide the Owner

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access to the Student Loan files in such case where the Owner shall be required by applicable statutes or regulations to review such documentation or perceives such review necessary and advisable to protect Owner's interests in Student Loans, as demonstrated by evidence satisfactory to the Servicer in its reasonably judgment. Access shall be afforded without charge, but only upon reasonably request and during the normal business hours at the respective offices of the Servicer. Nothing in this Section shall affect the obligations of the Servicer to observe any applicable law prohibiting disclosure of information regarding the Obligors and the failure of the Servicer to provide access to information as a result of such obligation shall not constitute a breach of this Section.

         SECTION 3.7. Servicer Expenses. The Servicer shall be required to pay all expenses incurred by it in connection with its activities required hereunder, including fees and disbursements of independent accountants, taxes imposed on the Servicer, and expenses incurred in connection with distributions and reports by the Servicer.

         SECTION 3.8. Appointment of Subservicer. The Servicer may at any time appoint a subservicer to perform all or any portion of its obligations as Servicer hereunder; provided, however, that the Servicer shall remain obligated to the Owner for the Owner for the servicing and administering of the Student Loans in accordance with the provisions hereof without diminution of such obligation by virtue of the appointment of such subservicer and to the same extent and under the same terms and conditions as if the Servicer also were servicing and administering the Student Loans. The fees and expenses of the subservicer shall be as agreed between the Servicer and its subservicer from time to time and the Owner shall not have any responsibility therefor.

         SECTION 3.9. Continuity of Servicing.

         In the absence of a Servicer Default, the Owner hereby agrees that it will ensure that all Serviced Loans originated, acquired, held, or sold by the Owner and subject to this Agreement will remain with the Servicer for the full term of this Agreement.

         SECTION 3.10.  No Impairment

         The Servicer shall not impair the rights of the Owner in student loans.

                                  ARTICLE IV.

                                 The Servicer

         SECTION 4.1.  Deposits into the Collection Account.

         The Servicer shall deposit into the Collection Account (in the case of clauses (a) within two Business Days of receipt of freely available funds therefor):

         (a) all identifiable payments received by the Servicer by or on behalf of Obligors in the Student Loans, including any Guarantee Payments with respect to the Student Loans.

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         (b) all other amounts required to be deposited into the Collection
Account by the Servicer pursuant to the terms hereof.

                                  ARTICLE V.

                                 The Servicer

         SECTION 5.1. Representations of Servicer. The Servicer makes the following representations as of the date hereof:

         (a) Organization and Good Standing. The Servicer is duly organized and validly existing as a corporation in good standing under the laws of the State of Delaware, with the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted, and has the legal right to service the Student Loans.

         (b) Power and Authority of the Servicer. The Servicer has the corporate power and authority to execute and deliver this Agreement and to carry out its terms, and the execution, delivery and performance of this Agreement has been duly authorized by the servicer by all necessary corporate action.

         (c) Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Servicer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and similar laws relating to creditors' rights generally and subject to general principles of equity.

         (d) No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof or thereof don to conflict with, result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time or both) a default under, the certificate of incorporation or by-laws of the Servicer, or any indenture, agreement or other instrument to which the Servicer is a party or by which it shall be bound; nor result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument; nor violate any law or, to the knowledge of the Servicer, any order, rule or regulation applicable to the Servicer of any court or of any Federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Servicer or its properties. Performance by the Servicer of this servicing duties with respect to the Student Loans, and compliance by the Servicer with the terms of this Agreement, will not result in the loss of any guarantee Payments. Notwithstanding any provision as this Agreement to the contrary, the parties, acknowledge the Servicer is licensed as a collection agency only in the State of Maryland and the parties agree that no further licensing is required for performance of this Agreement.

         (e) All Consents. All authorizations, consents, orders or approvals of or registrations or declarations with any court, regulatory body, administrative agency or other government instrumentality required to be obtained, effected or given by the Servicer in connection with the execution and delivery by the servicer of this Agreement and the performance by the

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Servicer of its duties contemplated by this Agreement have in each case been duly obtained, effected or given and are in full force and effect.

         SECTION 5.2.  Indemnification relating to Serviced Loans.

         (a) The liability of Servicer under this Agreement is limited to reimbursing the Owner its uninsured loss on a Loan, up to the amount of Servicing fees paid on the loan, caused by Servicer's negligence in performing under this Agreement in the following situations: 1) Servicer's failure to file a claim on behalf of Owner in a bankruptcy proceeding, known to Servicer, or to notify Owner of such proceeding the causes a discharge of the debt in such bankruptcy; or 2) Servicer's inability to produce a certified copy of the promissory note that causes the Loan to be uncollectible by the Owner in litigation against the borrower on the Loan, provided that Servicer is notified by Owner of such litigation and has the right to conduct it or intervene in it on behalf of Owner.

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     C. In the event the Servicer is required to appear or is made a defendant in any legal action or other proceeding commenced by a person or entity other than the Owner with respect to any Loan, the Owner shall indemnify and hold harmless the Servicer for all loss, liability or expenses cause by the negligence or misconduct of the Owner and not caused by the negligence or misconduct of the Servicer's SECTION 5.4. Merger or Consolidation of, or Assumption of the Obligations of Servicer. The Servicer hereby agrees that, upon (a) any merger or consolidation of the Servicer into another Person, (b) any merger or consolidation to which the Servicer shall be a party resulting in the creation of another Person or (c) any person succeeding to the properties and assets of the Servicer substantially as a whole, the Servicer shall (i) cause such Person (if other than the Servicer) to execute an agreement of assumption to perform every obligation of the Servicer hereunder, (ii) deliver to Owner an Officers' Certificate and an Opinion of Counsel each stating that such consolidation, merger or succession and such agreement of assumption comply with this Section and that all conditions precedent provided for in this Agreement relating to such transaction have been complied with, and (iii) cure any existing Servicer Default or any continuing event which, after notice or lapse of time or both, would become a Servicer Default. Upon compliance with the foregoing requirements, such Person shall be the successor to the Servicer under this Agreement without further act on the part of any of the parties to this Agreement. Notwithstanding anything herein to the contrary, compliance with clauses
     (i), (ii), and (iii) above shall be conditions to the consummation of any of the transactions referred to in clause (a), (b) or (c) above.

         SECTION 5.4. Limitation on Liability of Servicer or Others. Neither the Servicer nor any of the directors, officers, employees or agents of the Servicer shall be under any liability to the Owner, except as provided under this Agreement, for any action taken or for refraining from the taking of any action pursuant to this Agreement or for errors in judgment. The Servicer and any director, officer, employee or agent of the Servicer may rely in good faith on any document of any kind prima face properly executed and submitted by any person respecting any matters arising under this Agreement.

         Except as provided in this Agreement, the Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that shall not be incidental to its duties to service the Student Loans in accordance with this Agreement, and that in its opinion may involve it in any expense or liability, provided, however, that the Servicer may undertake any reasonable action that it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties to this Agreement.

         SECTION 5.5. Resignation of Servicer. Loan Services may resign from the obligations and duties hereby imposed on it as Servicer under this Agreement upon determination that the performance of its duties under this Agreement shall no longer be permissible under applicable law or that Servicing Fees have gone unpaid for at least ninety (90) days. Notice of any such determination permitting the resignation of Loan Services shall be communicated to the Owner at the earliest practicable time (and, if such communication is not in writing, shall be confirmed in writing at the earliest practicable time) and any such determination shall be evidenced by an Opinion of Counsel to such effect delivered to the

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Owner concurrently with or promptly after such notice. No such resignation shall become effective until the Owner or a successor servicer shall have assumed the responsibilities and obligations of Loan Services in accordance with revised fees as provided in Section 3.04, the Owner shall pay Servicer a
fee of $[     ] per Loan to transfer servicing of the Loans to a successor servicer.

                                  ARTICLE VI.

                                    Default

         SECTION 6.1. Servicer Default. If any one of the following event (a "Servicer Default") shall occur and be continuing:

         (a) any failure by the Servicer to deliver to the Owner any payment required by this Agreement, which failure continues unremedied for three Business Days after written notice of such failure is received by the Servicer from the Owner or after discovery of such failure by an officer of the Servicer; or

         (b) any failure by the Servicer duly to observe or to perform in any material respect any other covenant or agreement of the Servicer set forth in this Agreement, which failure (i) materially and adversely affects the rights of Owner and (ii) continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer, by the Owner; or

         (c) an Insolvency Event occurs with respect to the Servicer;

then, and in each and every case, so long as the Servicer Default shall not have been remedied, the Owner by notice then given in writing to the Servicer (and to the Owner) may terminate all the rights and obligations (other than the obligations set forth in Section 5.02) of the Servicer under this Agreement. On or after the receipt by the Servicer of such written notice, all authority and power of the Servicer under this Agreement, shall, without further action, pass to and be vested in the Owner or such successor servicer as may be appointed under Section 6.02; and, without limitation, the Owner is hereby authorized and empowered to execute and deliver, for the benefit of the predecessor servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement of the Student Loans and related documents, or otherwise. The predecessor servicer shall cooperate with the successor servicer, and Owner in effecting the termination of the responsibilities and rights of the predecessor servicer under this Agreement, including the transfer to the successor servicer for administration by it of all cash amounts that shall at the time be held by the predecessor servicer for deposit, or shall thereafter be received by it with respect to a Student Loan. All reasonable costs and expenses (including attorneys' fees) incurred in connection with transferring the Student Loan Files to the successor servicer and amending this Agreement to reflect such succession as Servicer pursuant to this Section shall be paid by the predecessor servicer upon presentation of reasonable documentation of such costs and expenses.

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         SECTION 6.2.  Appointment of Successor.

         (a) Upon receipt by the Servicer of notice of termination pursuant to
Section 6.01, or the resignation by the Servicer in accordance with the terms of this Agreement, the predecessor servicer shall continue to perform its functions as Servicer under this Agreement, in the case of termination, only until the date specified in such termination notice or, if no such date is specified in a notice of termination, until receipt of such notice and, in the case of resignation, until the later of (x) the date 180 days from the delivery to the Owner of written notice of such resignation (or written confirmation of such notice) in accordance with the terms of this Agreement and (y) the date upon which the predecessor servicer shall become unable to act as Servicer as specified in the notice of resignation and accompanying Opinion of Counsel. In the event of the termination hereunder of the Servicer, the Owner shall appoint a successor servicer.

         (b) Upon appointment, the successor servicer shall be the successor in all respects to the predecessor servicer and shall be subject to all the responsibilities, duties and liabilities placed on the predecessor servicer that arise thereafter or are related thereto and shall be entitled to an amount agreed to by such successor servicer (which shall not exceed the Servicing Fee) and all the rights granted to the predecessor servicer by the terms and provisions of this Agreement.

         SECTION 6.3. Waiver of Past Defaults. The Owner may waive in writing any default by the Servicer in the performance of its obligations hereunder, and any consequences thereof. Upon any such waiver of a past default, such default shall cease to exist, and any Servicer Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto.

         SECTION 6.4. Sub-Servicer. Servicer may sub-contract its duties hereunder to one or more sub-servicers provided that Servicer shall not be relieved of any duty or liability hereunder in so doing.

                                 ARTICLE VII.

                                 Miscellaneous

         SECTION 7.1. Inspection. The Servicer shall permit the Owner and its agents at any time during normal business hours to inspect, audit and make copies of and abstracts from the Servicer's records regarding any Student Loan; provided, however, that the Servicer is given reasonable prior notice of at lest three (3) Business Days.

         SECTION 7.2.  Term and Termination.

         (a) Unless sooner terminated in accordance with the provisions set forth hereunder, this Agreement shall remain in full force and effect from the date of execution hereof for a period of three (3) years.

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         (b) This Agreement may be terminated by either the Owner or the
Servicer without cause by providing the other party ninety (90) days written notice of the intent to terminate, and subject to the conditions of this Agreement, including Section 3.09.

         SECTION 7.3. Notices. Unless otherwise agreed by the recipient, all demands, notices and communications upon or to the Servicer, or the Owner under this Agreement shall be in writing, personally delivered or mailed by certified mail, return receipt requested (or in the form of telex or facsimile notice, followed by written notice delivered as aforesaid or postage prepaid, first class mail), and shall be deemed to have been duly given upon receipt;

         (a)      in the case of the Owner , to
                  EFG Student Loan Trust 1999-A
                  c/o First National Bank
                    of Chicago, as Trustee

                  --------------------------

                  --------------------------


          (b)      in the case of the Servicer, to
                   EFG Technologies
                   Winston-Salem, North Carolina

or, as to each of the foregoing, at such other address as shall be designated by written notice to the other party.

         SECTION 7.4. Assignment. Notwithstanding anything to the contrary contained herein, except as provided in Section 5.03 and as provided in the provisions of this Agreement concerning the resignation of the Servicer, this Agreement may not be assigned.

         SECTION 7.5. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         SECTION 7.6. Separate Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         SECTION 7.7. Headings. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         SECTION 7.8. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Indiana, without reference to its conflict of law provisions, and

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the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

EFG Student Loan Trust 1999 A                     EFG Technologies

By: First National Bank of Chicago as Trustee     By:
                                                     ---------------------------
                                                        Authorized Signature

By:
   ----------------------------                      ---------------------------
   Printed Name                                      Printed Name


   ----------------------------                      ---------------------------
   Title                                             Title


   ----------------------------
   Owner ID

                                                                      EFG, INC.
                                                    PLATINUM Alternative Loans

THIS SCHEDULE IS CONSIDERED CONFIDENTIAL INFORMATION AND MUST NOT BE COPIED OR DISCLOSED TO ANYONE OTHER THAN EMPLOYEES OF THE OWNER DIRECTLY CONCERNED WITH THIS MATERIAL, WITHOUT THE EXPRESS WRITTEN CONSENT OF THE SERVICER.

                                  SCHEDULE A

                               SCHEDULE OF FEES

As of _______ 1, 1998, the Servicer and EFG Student Loan Trust 1999-A, hereafter the "Owner", hereby agree that the Servicer shall be paid servicing fees by the Owner in accordance with the provisions for compensation described in Article VI of the Servicing Agreement dated as of ________ 1, 1999 (hereafter "Agreement"), and as further described below; provided, however, that fees set forth below shall be effective (subject to the provisions of Section 6.1 of the Agreement) for a period not to exceed twenty-four (24) months beginning as of the date of this Schedule A.

Section 1.  Definitions and Interpretation

1.1 As used in this Schedule A, the following words and phrases shall have the meanings respectively indicated:

         "Agreement" means the Servicing Agreement by and between the Owner and the servicer and any and all schedules or written instruments thereto.

         "Borrower Account" means those combined Loans of a Borrower with the same Owner and branch, which Loans are in the same status, are the same loan type (loan types being Stafford, Stafford Unsubsidized, Alternative, PLUS or
SLS), and which require the same processing (including, but not limited to, interest rate change frequency, interest rate change type (fixed versus variable, etc.)) and billing requirements.

         "Existing Account" means those Loans to be serviced by Servicer which were previously serviced by a part other than Servicer.

         "New Loan" means a newly disbursed Loan to be serviced by Servicer which was not previously serviced by a party other than the Servicer.

         "On-System Transfer" refers to a transfer of an Account currently serviced on the Servicer's system to the Owner.

1.2 All capitalized words or phrases used in this Schedule and not otherwise defined herein will have the same meanings as ascribed to such words or phrases in the Agreement. This Schedule A is hereby incorporated into the Agreement and made a part thereof.

Notwithstanding the incorporation of this Schedule A, the Agreement is intended to and does remain in full force and effect.

Section 2.  Loan Servicing Fees

2.1 Conversion Fees. The fees charged for adding Accounts to the Servicer's data processing system are based on each separate conversion of Accounts.

         (a) New Loans. A conversion fee of $[   ] will be charged for each New
Loan received on behalf of the Owner in a tape format.

         (b) Existing Account Conversion Fee. A conversion fee of $[     ] will
be charged for each Existing Account received on behalf of the Owner.

         (c) Existing Account Document Fee. In addition to the Existing Account conversion fee identified in subsection 2.1(b) above the Owner will be
charged a $[     ] per hour fee for completion of Conversion Data Sheets
(applies to manual conversion only) and for the performance of a document check which will be required for all Existing Account conversions.

2.2 Monthly Servicing Fees. The Servicer will be paid a monthly fee as described in this section for the provision of Services under the Agreement.

          a)   Deferred-no payments
          b)   Repayment-current
          c)   Repayment-delinquent

Loans requiring payments while deferred will be billed at the repayment rate according to Section 2.2(b) of this Schedule A.

2.3 Commencement of Monthly Rate. The full monthly rate will be effective commencing with the calendar month in which a Loan is acquired by the Servicer.

2.4 Billing Status. The billing status of an Account will be determined on the basis of the status of an Account on the last day of each calendar month.

2.5 Billing Statement. The billing statement for monthly servicing fees will separately identify (i) fees with respect to each category specified in 2.2, and (ii) the number of Borrower Accounts and billing rate with respect to each category. Each billing statement for carrying out transfer and conversion period servicing will identify the number of Borrowers and the billing rate for Borrowers transferred and converted to the Servicer's data processing system during the month.

Section 3.  Additional Charges

3.1 Claim Filing. A fee of $[     ] per Account will be billed to the Owner for
completing all Servicer claim documentation and providing said claim information to the Guarantor. An
additional fee of $[       ] per Account is also applicable in the even the
Servicer performs bankruptcy claim processing.

3.2 Minimum Billing Statement. If the monthly billing statement (invoice sent to the Corporation by the Servicer is less than $300.00, the Corporation will be billed a minimum fee of $300.00. If the monthly invoice exceeds $300.00, the Corporation will be billed the actual amount due. Monthly billing will not begin until the Servicer begins servicing the Corporation's first Loan.

3.3 On-system Transfer Fee. The Corporation will pay the Servicer a fee of
$[     ] for each Account the Corporation purchases from a client being serviced by the Servicer. Additional fees to support client requests for additional transfer services, e.g., document checks or file examinations according to the
Custodian Agreement, will be $[     ] for each such Account.

                                                             APPENDIX A TO THE
                                                           SERVICING AGREEMENT

                             DEFINITIONS AND USAGE

                                     Usage

         The following rules of construction and usage shall be applicable to any instrument that is governed by this Appendix:

         (a) All terms defined in this Appendix shall have the defined meanings when used in any instrument governed hereby and in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.

         (b) As used herein, in any instrument governed hereby and in any certificate or other document made or delivered pursuant thereto, accounting terms not defined in this Appendix or in any such instrument, certificate or other document, and accounting terms partly defined in this Appendix or in any such instrument, certificate or other document to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles as in effect on the date of such instrument. To the extent that the definitions of accounting terms in this Appendix or in any such instrument, certificate or other document are inconsistent with the meanings of such terms under generally accepted accounting principles, the definitions contained in this Appendix or in any such instrument, certificate or other document shall control.

         (c) The words "hereof", "herein", "hereunder" and words of a similar import when used in an instrument refer to such instrument as a whole and not to any particular provision or subdivision thereof; references in an instrument to "Article", "Section" or another subdivision or to an attachment are, unless the context otherwise requires, to an article, section or subdivision of or an attachment to such instrument; and the term "including" means "including without limitation".

         (d) The definitions contained in this Appendix are equally applicable to both the singular and plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

         (e) Any agreement, instrument or statute defined or referred to below or in any agreement or instrument that is governed by this Appendix means such agreement or instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

                                  Definitions

         "Borrower" means an individual who is the maker of a Borrower Note and who obtains a Student Loan in accordance with the policies and procedures of a Guarantor.

         "Borrower Note" means a promissory note of a Borrower for a Student Loan set forth on the appropriate form furnished by the Guarantor which Borrower Note meets the criteria set forth by the policies and procedures of the Guarantor.

         "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the States of New York or Indiana are authorized or obligated by law, regulation or executive order to remain closed.

         "Collection Account" means the account designated as such, established and maintained pursuant to Section 4.01 of the Servicing Agreement.

         "Custodian" means the Servicer, in its capacity as custodian of the Borrower Notes or any permitted successor Custodian.

         "Deferral" means the period defined by the policies of the related Guarantor during which a Borrower is entitled to postpone making payments upon the submission of appropriate documentation.

         "Guarantee Agreement" means each agreement to guarantee Student Loans entered into by the Owner with the Guarantor.

         "Guarantee Payment" means any payment made by a Guarantor pursuant to a Guarantee Agreement in respect of a Student Loan.

         "Guarantor" means TuitionGard.

         "Insolvency Event" means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person's affairs, and such decree or order shall remain unstayed and in effect for a period of sixty consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such

Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

         "Lien" means a security interest, lien, charge, pledge, equity or encumbrance of any kind, other than tax liens and any other liens, if any, which attach to the respective Student Loan by operation of law as a result of any act or omission by the related Obligor.

         "Obligor" on a Student Loan means the borrower or co-borrowers of such Student Loan and any other Person who owes payments in respect of such Student Loan, including the Guarantor thereof.

         "Officers' Certificate" means a certificate signed by any two (2) officers of the Servicer.

         "Opinion of Counsel" means one or more written opinions of counsel, who may be an employee of or counsel to the Servicer.

         "Program Manual" means the Guarantor instructions for the administration of the Loans, including, but not limited to, the due diligence requirements. The manual is provided by the Guarantor to the Servicer, and is attached to this Agreement as a Schedule, and which may be amended from time to time.

         "Servicer" means Loan Services, in its capacity as servicer of the Student Loans or any permitted successor servicer.

         "Servicer Default" means an event specified in Section 6.1 of the Servicing Agreement.

         "Servicing Agreement" means the Private Loan Servicing Agreement dated as of [insert date] between the Servicer and the Owner.

         "Servicing Fee" has the meaning specified in Schedule A of the Servicing Agreement.

         "Student Loan" means an agreement to repay a disbursement of money to or on behalf of an eligible student, evidenced by a Borrower Note and guaranteed in accordance with the policies and procedures of the Guarantor.

         "Student Loan Files" means the documents relating to the Student Loans specified in Section 2.1 of the Servicing Agreement.

                                                                    SCHEDULE B

The Servicer shall sub-contract servicing with USA Group Loan Services Inc. which shall maintain each Student Loan File at one of the locations listed below:

         (a)      USA Group Loan Services, Inc.
                  30 South Meridian Street
                  Indianapolis, IN 46204

         (b)      USA Group Loan Services, Inc.
                  11100 USA Parkway
                  Fishers, IN 46038

         (c)      USA Group Loan Services, Inc.
                  c/o Indianapolis Vault Company
                  117 East Washington Street
                  Indianapolis, IN 46204

         (d)      USA Group Loan Services, Inc.
                  c/o Indianapolis Vault Company
                  8257 Zionsville Road
                  Indianapolis, IN 46268